UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 21, 2015

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51171	04-3514457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Boylston Street
Eighth Floor
Boston, MA 02116
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 600-4313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On January 23, 2015, EPIRUS Biopharmaceuticals, Inc. (the “Company”) provided written notice of termination pursuant to the terms of that certain Purchase Agreement dated as of May 8, 2013 (the “Purchase Agreement”) between the Company and Lincoln Park Capital Fund, LLC (“LPC”) to terminate the Purchase Agreement. The termination was effected on January 26, 2015, one business day following delivery of the notice of termination. The Purchase Agreement provided the Company with an option to terminate the Purchase Agreement for any reason or for no reason by delivering a notice to LPC, and the Company will not incur any early termination penalties in connection with the termination of the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Company had the right to sell to LPC up to $25.0 million in shares of the Company’s common stock.  Prior to termination, the Company sold shares of its common stock to LPC under the Purchase Agreement for gross proceeds of $19.8 million.  The Company also issued $0.5 million in shares of the Company’s common stock to LPC as commitment shares, in consideration for entering into the Purchase Agreement.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on May 8, 2013 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 21, 2015, the board of directors of the Company, adopted and approved the EPIRUS Biopharmaceuticals, Inc. Severance Plan (the “Severance Plan”), effective January 21, 2015, for employees of the Company at the level of Vice President or above, including the Company’s executive officers.

The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company or any of its subsidiaries by the employer without cause or by the employee for good reason, each as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the applicable participant’s execution of a general release of liability against the Company, the Severance Plan provides a lump-sum cash severance payment, payable within 60 days following the termination date, equal to the product of (i) the participant’s “Severance Multiple” and (ii) the sum of (a) the participant’s monthly base salary and (b) the monthly COBRA premium for group medical and dental benefits for the participant and the participant’s spouse and dependents. If the Qualifying Termination does not occur during the 60-day period prior to or the 12-month period following a change in control (as defined in the Severance Plan), the Severance Multiple is 12 for the Chief Executive Officer, 9 for each Senior Vice President who reports to the Chief Executive Officer and 6 for each Senior Vice President who does not report to the Chief Executive Officer and each Vice President (who is not a Senior Vice President). If the Qualifying Termination occurs during the 60-day period prior to or the 12-month period following a change in control, the Severance Multiple is 16, 12 and 6, respectively.  In addition, upon such a termination within the 60-day period prior to or the 12-month period following a change in control, each participant’s equity awards will fully vest, with performance-based awards vesting at target levels unless more favorable vesting provisions are provided in the applicable award agreement.

Severance benefits under the Severance Plan are subject to cutback under certain conditions in the event that Section 280G of the Internal Revenue Code would apply to the benefits.  The Severance Plan supersedes any existing rights to severance of any participant and participation in the plan by any participant with such existing rights is subject to the consent of such participant.

The above description is a summary of the terms of the Severance Plan and is subject to and qualified in its entirety by the terms of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

The Company is providing an updated description of its business. An updated business description is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The Company is also providing updated risk factors. Updated risk factors are filed as Exhibit 99.2 to this Current Report and are incorporated herein by reference. These updated risk factors supersede in their entirety the risk factors included in the Company’s reports previously filed with the SEC pursuant to the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	EPIRUS Biopharmaceuticals, Inc. Severance Plan

99.1	Business Description

99.2	Risk Factors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Amit Munshi
Name:	Amit Munshi
Title:	President and Chief Executive Officer

Date: January 26, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	EPIRUS Biopharmaceuticals, Inc. Severance Plan

99.1	Business Description

99.2	Risk Factors